Exhibit 10.3

FORM OF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, effective as of ___________ (this “Agreement”), between Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), and _________________ (“Executive”).

WHEREAS, Executive holds a specialized position of importance to the Company with broad visibility into, and involvement with, all facets of the Company’s operations, strategy, investor relations, acquisitions, divestitures, costs, margins, and company-wide performance initiatives and other company-wide information critical to its performance and strategy, the Company desires to continue to employ Executive, and Executive desires to continue employment with the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Term. The Company agrees to continue to employ Executive, and Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending on the date such employment is terminated in accordance with this Agreement (such period, the “Term”).
2.
Position, Duties and Responsibilities.
(a)
During the Term, Executive shall serve as the _____________________ of the Company. Executive’s principal work location shall be at the Company’s offices in Raleigh, North Carolina or another location designated by the Company from time to time. Executive shall perform such duties as are assigned to him from time to time by the Chief Executive Officer (“CEO”) of the Company, which shall include responsibility for the Finance and Strategy and Development functions of the Company in compliance with the policies of the Company, or other duties as may be reasonably assigned to Executive from time to time by the CEO.
(b)
During the Term, Executive shall devote his full working time, attention and best efforts to the business of the Company and shall use his best efforts to perform faithfully and efficiently Executive’s duties and responsibilities as set forth herein. Executive shall not, without the consent of the CEO, directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member, agent or representative of, any type of business or service other than as an employee of the Company. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to (i) serve as a director or an officer of, or otherwise participate in, non-profit, educational, social welfare, religious and civic organizations to the extent such service has been approved by the CEO or (ii) manage his personal, financial and legal affairs, in each case so long as any such activities do not unreasonably interfere with the performance of his duties and responsibilities to the Company and comply with the conflict-of-interest policies applicable to the Company.

3. Compensation and Benefits.

(a)
Base Salary. During the Term, Executive shall be paid an annual base salary, which will be $__________ (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Company, in which case, such adjusted Base Salary shall be the Base Salary hereunder.
(b)
Bonus. During the Term, Executive shall be eligible to receive a performance-based cash bonus (“Annual Bonus”) for each fiscal year during the Term targeted at __________% of the Base Salary for such fiscal year (the “Target Bonus”). The Annual Bonus shall be determined based on criteria relating to individual performance, division or Company performance, or otherwise, as determined by the CEO in his reasonable discretion and approved by the Management Development and Compensation Committee (the “Committee”). The aggregate amount of any Annual Bonus actually payable to Executive hereunder, if any, shall be determined by the CEO in his reasonable discretion and approved by the Committee as soon as practicable following such time as audited consolidated financial statements of the Company are available for the applicable fiscal year, and shall be paid no later than the 15th day of the third month following the applicable fiscal year end. Notwithstanding the foregoing, the Annual Bonus shall be subject to the terms of the Company’s compensation plans, including the Executive Incentive Plan and Stock Incentive Plan, each as amended from time to time, including mandatory deferrals under such plans, to the extent applicable.
(c)
Equity. During the Term, Executive shall be eligible to receive annual equity incentive awards under the Company’s equity-based compensation plans (the “Equity Plans”). Executive’s annual equity incentive award grants will have an aggregate target grant date value of ______% of the Base Salary for the applicable fiscal year (the “Target Equity”). Executive agrees that he will comply with, and be subject to, the Company’s Stock Ownership Guidelines and Clawback Policy, in each case, as amended from time to time and as applicable.
(d)
Executive Benefits. During the Term, Executive shall be eligible to participate in any and all medical insurance, group health, disability, life insurance, accidental death and dismemberment insurance, 401(k) or other retirement, pension, deferred compensation, stock ownership plans and programs and such other plans and programs which are made generally available by the Company to similarly situated employees of the Company, other than those relating to bonuses (as to which Section 3(b) shall govern), equity (as to which Section 3(c) shall govern), and severance (as to which Section 5 shall govern), in accordance with the terms of such plans and programs and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such plan or program. Executive shall be entitled to paid time off, holidays and any other time off in accordance with the Company’s policies in effect from time to time.
(e)
Reimbursement of Expenses. During the Term, the Company shall reimburse Executive for all reasonable expenses, including travel expenses, incurred by Executive in the performance of Executive’s duties hereunder that comply with the applicable policies of the Company, including the presentation of appropriate statements of such expenses.

4. Termination of Employment During the Term. Executive’s employment under this Agreement may be terminated as follows, but in all cases, the provisions of Sections 4-8, 10-12, 14-19 and 22 shall survive the termination of Executive’s employment and the Agreement and remain binding and enforceable to the extent necessary to preserve the intended benefits of such provisions.

(a)
Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. During the Term and subject to applicable law, the Company may terminate Executive’s employment for Disability. For purposes of this Agreement, “Disability” shall mean Executive is entitled to the commencement of benefits under the applicable long-term disability plan maintained by the Company.
(b)
Cause. During the Term, the Company may terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean Executive’s: (i) willful refusal to follow any lawful directive of the CEO or the Board of Directors of the Company or repeated unapproved absenteeism (other than as a result of Executive’s temporary, short term or permanent disability); (ii) commission of any fraud, embezzlement, or theft; (iii) material breach of any term of this Agreement or any other agreement between the Company and Executive or Company policy governing Executive’s employment, or breach of his fiduciary duties to the Company; (iv) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests Executive’s cooperation; or (v) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases where cure is possible, as determined by the Company in its sole discretion, Executive shall first be provided a 30-day cure period. If within three (3) fiscal years subsequent to Executive’s termination of employment hereunder for any reason other than by the Company for Cause, it is determined in good faith by the CEO that Executive’s employment could have been terminated by the Company for Cause pursuant to this Section 4(b), Executive’s employment shall, at the election of the CEO, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred; provided that nothing herein shall limit Executive’s right to challenge such a determination by the CEO.
(c)
Good Reason. During the Term, Executive may terminate Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s written consent of: (i) the assignment to Executive of duties or responsibilities that are materially inconsistent with the role of an Executive Vice President, Chief Financial Officer; or (ii) a reduction in the Base Salary, the Target Bonus, or the Target Equity; provided that, Executive shall not be permitted to terminate his employment for Good Reason unless Executive has given the Company notice of the applicable circumstances constituting Good Reason within 90 days of the date Executive has actual knowledge of such circumstances, the Company has failed to cure such circumstances within 30 days of receiving such notice and Executive terminates employment within 30 days following the expiration of such cure period.

(d)
Without Cause or Without Good Reason. Nothing herein shall be interpreted as prohibiting the Company from terminating Executive’s employment without Cause or Executive from terminating his employment without Good Reason upon notice at any time; provided, however, Executive shall be required to give the Company at least 30 days Notice of Termination (as defined below) prior to any resignation without Good Reason.
(e)
Notice of Termination. Any termination of Executive’s employment hereunder (other than due to death) shall be communicated by an executed Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, to assert such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
(f)
Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated by reason of death, the date of Executive’s death and (ii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which (A) in the case of a termination for Cause or Good Reason, shall not be before the expiration of the applicable cure period, and (B) in the case of Executive’s resignation without Good Reason, shall not be earlier than 30 days after the date Executive provides notice pursuant to Section 12.

5. Obligations of the Company Upon Termination. Following any termination of Executive’s employment hereunder, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement or any other compensation or benefit plans and programs, except as provided below:

(a)
Accrued Obligations. In the event of any termination during the Term, the Company shall pay or provide Executive with (i) any amounts earned but not yet paid, including any portion of the Base Salary earned through the Date of Termination, (ii) any reimbursable expenses due in accordance with the Company’s applicable policies, (iii) any accrued but unused vacation and (iv) any benefits that are accrued and vested in accordance with the terms and conditions of Company benefit plans but unpaid at the Date of Termination (collectively, the “Accrued Obligations”).
(b)
Good Reason; Other Than for Cause. If, during the Term, the Company terminates Executive’s employment other than for Cause (but not for Disability), or Executive terminates his employment for Good Reason, then, subject to Executive executing a general release of claims against the Company in the form attached hereto as Exhibit A (subject to update as required by law) and such release becoming effective and irrevocable no later than 60 days following the Date of Termination:

i. the Company shall pay to Executive an amount (the “Severance Amount”) equal to three times the sum of (A) the Base Salary and (B) the Target Bonus, which shall be paid as follows:

a. a lump sum payment in an amount equal to the EPA Bonus Amount (as defined below), which shall be paid no later than 70 days following the Date of Termination; provided that, any portion of the EPA Bonus Amount that the Company determines is not a “short-term deferral” for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations thereunder (“Section 409A”) shall be paid at the earliest time that will not trigger a tax or penalty under Section 409A;

b. a lump sum payment in an amount equal to the EPA Deferred Compensation Amount (as defined below), which shall be paid on the first day of the seventh month beginning after the Date of Termination;

c. the Installment Amount, if any, shall be paid in accordance with the Company’s normal payroll practices during the period beginning on the first day of the seventh month beginning after the Date of Termination and ending on the third anniversary of the Date of Termination; provided that (1) the payments made during the period ending on the second anniversary of the Date of Termination shall be made in equal installments with an aggregate value equal to the lesser of (I) the Exempt Amount and (II) the Installment Amount and (2) any remainder of the Installment Amount shall be paid in equal installments during the period commencing on the second anniversary of the Date of Termination and ending on the third anniversary of the Date of Termination; provided further, that in the event the Date of Termination occurs within two years of a “change in control event” as defined for purposes of Section 409A, the Installment Amount shall be paid in full on the first day of the seventh month beginning after the Date of Termination; and

d. Notwithstanding the foregoing, the total amount that shall be paid to Executive in the event of Termination by the Company (other than for Cause) or if Executive terminates his employment with Good Reason, from the Date of Termination to the third anniversary of Date of Termination, is three times the Base Salary and Target Bonus plus Accrued Obligations and insurance as described below, subject to the other provisions of this Agreement.

(ii)
Executive’s termination of employment shall be deemed a “retirement” for purposes of all outstanding equity awards (including special restricted stock unit and other special equity awards) such that the awards shall continue to vest in the ordinary course as if Executive had continued to remain employed; provided that, to the extent any such equity awards constitute non-qualified deferred compensation under Section 409A, such equity awards shall only be settled, and amounts paid thereunder, at the earliest time permitted that will not trigger a tax or penalty under Section 409A; and

(iii) the Company shall provide, during the three-year period immediately following the Date of Termination, or until Executive becomes eligible for coverage under plans of another employer, if earlier, Executive and his eligible dependents and beneficiaries with continued coverage under the Company’s medical and dental benefit plans; provided, however, that Executive shall be required to pay the same share of the cost of such benefits as other senior Executives of the Company, subject to the number of dependents Executive covers and any provisions relating to Medicare eligible individuals, if applicable. Notwithstanding anything to the contrary set forth above, the Company, in its sole discretion, may discontinue any coverage contemplated hereunder in the event that such continuation is not permitted under, or would adversely affect the tax status of, the plan or plans of the Company pursuant to which the coverage is provided or subject the Company or Executive to any additional taxes or penalties, in which case the Company shall reimburse Executive’s premiums for such coverage or provide such coverage through insurance or other arrangements.

(c)
Cause; Other Than for Good Reason. If, during the Term, Executive’s employment shall be terminated for Cause or Executive terminates employment without Good Reason (and other than due to Executive’s death or Disability), the Company shall have no additional obligations to Executive under this Agreement (other than the Accrued Obligations).
(d)
Death or Disability. If, during the Term, Executive’s employment is terminated due to death or Disability, Executive, or in the event of Executive’s death, Executive’s heirs, if any, shall be entitled to (i) benefits as provided under the applicable death or disability benefit programs of the Company (if any) and (ii) a prorated Annual Bonus, if any, for the portion of the fiscal year for which Executive was employed, based on actual performance.
(e)
Other Severance Benefits. Executive hereby agrees that in consideration for the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any severance (but not retirement) plans, programs, contracts or arrangements of the Company or its affiliates, other than the amended and restated Employment Protection Agreement between the Company and Executive, dated as of even date with this Agreement (the “EPA”). Notwithstanding anything to the contrary herein, in the event of a termination of Executive’s employment entitling Executive to benefits under this Agreement and the EPA, Executive shall be entitled to the better of the benefit provided herein or in the EPA, determined in the aggregate; provided, however, that in no event shall Executive be entitled to duplicate benefits.
(f)
Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)
“EPA Termination” shall mean a termination without “Cause” (as defined in the EPA) within three years following a “Change of Control” (as defined under the EPA) such that Executive would be entitled to receive severance payments under the EPA (without regard to Section 5(e));

(ii)
“EPA Bonus Amount” shall mean an amount equal to the lesser of (A) the Severance Amount and (B) the sum of the amounts that would be payable to Executive under Sections 3(b) and 3(d) of the EPA upon an EPA Termination;
(iii)
“EPA Deferred Compensation Amount” shall mean an amount, but not less than zero, equal to the lesser of (A) the Severance Amount minus the EPA Bonus Amount and (B) the amount that would be payable to Executive under Section 3(a) of the EPA upon an EPA Termination minus the Exempt Amount;
(iv)
“Exempt Amount” shall mean the portion of the amount payable to Executive under Section 3(a) of the EPA upon an EPA Termination that the Company determines qualifies as “separation pay due to a separation from service” for purposes of Section 409A, which amount shall not exceed two times the lesser of (A) Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the year preceding the year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive’s employment had not terminated) and (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs; and
(v)
“Installment Amount” shall mean an amount, but not less than zero, equal to the Severance Amount minus (A) the EPA Deferred Compensation Amount and (B) the EPA Bonus Amount.

6. Covenants.

(a) Non-Competition. Executive hereby agrees that during the Term and for a period of three years after the Date of Termination, regardless of the reason for Executive’s termination (the “Restricted Period”), Executive shall not, directly or indirectly, for himself or on behalf of, or in conjunction with, any third party, (i) employ, solicit or retain, or solicit, induce or encourage any other person or entity to employ or retain, any person who is, employed or retained by the Company, or solicit, induce or encourage any such person to leave employment with the Company, (ii) solicit (on behalf of any other entity or person engaged in Business (defined below)), any person or entity that is, or that at any time in the 12-month period prior to such time had been, a customer or client or prospective customer or client of the Company that Executive met or was involved in structuring the relationship, costs, product or other service with while employed by the Company or encourage any such person or entity to cease being a customer or client of the Company or (iii) engage in, assist, contract with or have any active interest in (whether as a consultant, contractor, agent, owner, shareholder, proprietor, employee, officer or director), any person, firm, corporation or business entity that is, or is about to become, involved directly or indirectly in the business of manufacturing, mining, distribution, marketing and/or sale of products and/or services that compete with products and/or services made, marketed or delivered by the Company (the “Business”) in the Territory in which the Company normally operates, except (A) with the prior written consent of the Company, and (B) Executive may own up to 1% of the outstanding equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any corporation or business entity engaged in the Business in the Territory. If Executive can demonstrate that the performance of services for competitors that (A) (1) are in a different business or (2) would represent a material diminution in his titles, authorities and responsibilities and that are not normally performed by the senior management of such competitor and (B) would not give formal or informal access between Executive and personnel in the competitor who would or could prosper from the Company’s Confidential Information, then Executive shall be permitted to perform such services with the acknowledgement and agreement by Executive that he will cooperate with the Company during the Restricted Period in demonstrating that the parameters of his new position continue to satisfy the above requirements. For purposes of this Agreement, “Territory” shall mean any geographic area in the world in which the Company is engaged in business, or took concrete steps to engage in business, involving the Company’s customers, strategic plans or acquisitions or divestitures, as of the Date of Termination. Notwithstanding the foregoing, the restrictions of this Section 6(a)(i) shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company.

Executive acknowledges and agrees that the foregoing restrictions are appropriate, reasonable and necessary in order to protect the Company’s businesses and key customer relationships due to the significant access to, and knowledge of, information that Executive will be given in contemplation of and consideration for this Agreement regarding the specific businesses for which Executive is primarily responsible, as well as their customers, as a result of his position with the Company overseeing such businesses, and the significant access to, and knowledge of, information that Executive will be given in contemplation of and consideration for this Agreement regarding the other businesses of the Company, as well as their customers, as a result of his participation in regularly scheduled senior management meetings, phone calls, sharing of strategic plans, Company-wide improvement initiatives and other Company processes that result in access to, and the sharing of information across, the entire Company, including key customer and client information, amongst Division Presidents, COO, the Chair and CEO of the Company, and other executive officers. Executive further acknowledges and agrees that many of the projects on which the Company bids span multiple years and that customers are able to purchase materials for such projects from multiple sources, and therefore Executive’s access to Confidential Information regarding such projects, the Company’s current and future bids and contracts, current and planned price changes, customer preferences and other similar information would enable Executive to adversely impact the Company’s business, interests and its goodwill with its customers for at least three years after Executive’s Date of Termination if Executive were to provide services to a competitor within three years from his Date of Termination.

Executive acknowledges that but for this Agreement, Executive would not be given this special and unique position and access to this Company-wide Confidential Information, and Executive agrees that the nature, scope and duration of the covenants contained herein are no broader than reasonably necessary to protect the Company’s legitimate business interests, particularly when viewed from the point in time when this Agreement is made.

(b)
Confidential Information.

i. Executive acknowledges and agrees that, during the course of his employment with the Company, Executive has had, and will have, access to knowledge and information with respect to certain confidential or proprietary information of the Company or its successors or assigns or any of their strategic plans, products or services roadmaps, marketing plans, suppliers, employees, customers, potential customers, partners, pricing, costs, margins, contracts, financial information, forecasts, budgets, intellectual property, software, source code, corporate structure, litigation or other information pertaining to the Company or its businesses, operations, financial condition (projected and historical), assets, liabilities or otherwise, and any other information generated by or on behalf of the Company not generally known in the trade or industry, in each case whether such information is embodied in writing or other physical form or communicated or disclosed in any other manner (collectively, “Confidential Information”). Therefore, both during and after any employment with the Company, regardless of how, when or why such employment ends, Executive agrees not to divulge, furnish, or make accessible to anyone (other than as requested in writing by the Company) any Confidential Information. Executive acknowledges that he has had access to Confidential Information and, in contemplation of and in consideration for this Agreement, will continue to have access to Confidential Information for both the specific functions for which Executive is primarily responsible, as well as other facets of the Company’s operations, strategies, customers, personnel, costs, margins, acquisition and divestiture goals, investor relations, and other Company-wide information critical to its performance and strategy through Executive’s participation in regularly scheduled senior management meetings, phone calls, sharing of strategic plans, Company-wide improvement initiatives, and other Company processes that result in access to, and the sharing of, Confidential Information amongst Division Presidents, COO, the Chair and CEO of the Company, and executive officers.

ii. Executive agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, if Executive is legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Executive shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure. Thereafter, Executive shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is compelled to disclose the Confidential Information or else stand liable for contempt or suffer other sanction, censure or penalty, Executive shall disclose only so much of the Confidential Information to the party compelling disclosure as Executive believes in good faith, on the basis of advice of counsel, is required by law, and Executive shall give the Company prior notice of the Confidential Information Executive believes Executive is required to disclose.

iii. Nothing in or about this Agreement prohibits Executive from: (A) filing and, as provided for under Section 21F of Exchange Act, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (B) providing material secrets or confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 6, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, Executive is advised that Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any material secret or confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (x) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(c)
Non-Disparagement.

i. Non-Disparagement of Company. During and after any employment with the Company, regardless of how, when or why such employment ends, Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company, any of its clients, customers or businesses or any of its current or former officers, directors, employees or shareholders; provided, however, that nothing herein shall prohibit Executive from making statements in reasonable performance of his job duties or from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).

ii. Non-Disparagement of Employee. During and after any employment with the Company, regardless of how, when or why such employment ends, the Company’s executive officers and members of the Board of Directors, shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse public statements or representations of or concerning the Executive; provided, however, that nothing herein shall prohibit Company from making internal communications related to Executive or from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).

(d)
Return of Company Property. All documents, data, recordings, or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of his employment with the Company shall remain the exclusive property of the Company and Executive shall return all copies of such property upon any termination of his employment and as otherwise requested by the Company during the Term.
(e)
Resignation from Offices. Upon termination of Executive’s employment for any reason, Executive agrees to submit, and hereby submits, his resignation, effective as of the Date of Termination, from any positions that Executive holds with or through the Company, including the board of directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates, including all trade organizations, community or non-profit entities, or other organizations to which Executive was appointed as a Company representative. Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
(f)
Notification of Subsequent Employer. Executive hereby agrees that, prior to accepting employment with any other person or entity during any period during which Executive remains subject to any of the covenants set forth in Section 6, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.
(g)
Reasonableness. Executive acknowledges and agrees that, during the course of his employment with the Company, Executive has had and will have extensive access to Confidential Information. Executive also acknowledges that in connection with the position he will hold that is contemplated by this Agreement, and in consideration of the covenants in this Agreement he will be given access to, as well as broad visibility into and involvement with, all facets of the Company’s operations, strategy, customers, personnel, costs, margins, acquisition and divestiture goals, investor relations, and other company-wide information critical to its performance and strategy, including through analysis and discussion of the foregoing with the COO, the Chair and CEO of the Company, and other executive officers and employees. In addition, Executive acknowledges that the Confidential Information is proprietary to the Company and that any interference with the Company’s relations based directly or indirectly on the use of such information would cause immeasurable and irreparable damage to the Company. Furthermore, Executive acknowledges that information regarding the Company’s employment relationships and service arrangements with its directors, officers and employees is Confidential Information, that the Company depends upon the unique talents, knowledge and expertise of its directors, officers and employees for its continued performance and that interference with such employment relationships or service arrangements would cause immeasurable and irreparable damage to the Company. Therefore, Executive acknowledges that the limitations and obligations contained in this Section 6 are, individually and in the aggregate, reasonable and properly required by the Company. Executive agrees that Executive shall not challenge or contest the reasonableness, validity or enforceability of any such limitations and obligations.
(h)
Company. For purposes of this Section 6, references to the “Company” shall include the Company and each subsidiary and/or affiliate of the Company.

7. Injunctive Relief; Clawback.

(a)
Executive acknowledges that a violation on Executive’s part of any of the covenants contained in Section 6 would cause immeasurable and irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate. Accordingly, Executive agrees that the Company (in addition to any other rights it may have under this Agreement) shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Section 6 is void or constitutes an unreasonable restriction against Executive, the provisions of such Section 6 shall not be rendered void, but shall be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.
(b)
The Company and Executive also agree that, in the event that (i) there is a final adjudication that Executive violated any of the terms of Section 6 or (ii) the Company as a result of misconduct or fraud is required to prepare a financial restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, where Executive (A) engaged in fraud resulting in such financial restatement or (B) knowingly or through gross negligence engaged in misconduct resulting in such financial restatement, then the Company will be entitled to (x) cease providing any payments or benefits, including any continued vesting of outstanding equity awards, and (y) the repayment by Executive of the value of the payments and benefits previously provided, under Section 5(b). In addition, the Company and Executive agree that the Company hereby has the right to cease providing any payments or benefits pursuant to Section 5(b) in the event that the Company claims that Executive has violated Section 6 pending final adjudication of the matter. The remedies provided in this Section 7 are cumulative and shall not exclude any other remedies to which the Company may be entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party to this Agreement being hereby waived).

(c) Notwithstanding any provisions to the contrary contained in this Agreement, if Executive violates, breaches, or threatens to breach any of the respective covenants and agreements contained in this Agreement, then the Restricted Period shall be extended for the period of time of such violation, breach, or threatened breach.

8.
Cooperation. Executive agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, Executive shall provide reasonable cooperation to the Company and its subsidiaries and affiliates in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any subsidiary or affiliate and any third party, any pending or future regulatory or governmental inquiry or investigation concerning the Company and/or any subsidiary or affiliate and any other legal, internal or business matters of or concerning the Company and/or any subsidiary or affiliate. Such cooperation shall include meeting with and providing information to the Company, any subsidiary or affiliate and/or their respective attorneys, auditors or other representatives as reasonably requested by the Company. The Company shall reimburse any reasonable legal fees and related expenses Executive incurs in order to comply with this Section 8, and, if the Company is not paying any severance pursuant to Section 5 of this Agreement, then the Company shall compensate Executive at a reasonable hourly rate for Executive’s time.
9.
Entire Agreement. This instrument and the EPA contain the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. In particular, Executive agrees and acknowledges that any previous written or oral agreement pertaining to employment between the Company and Executive, other than the EPA, shall hereby be terminated and has no further force and effect after the date hereof.
10.
Assignment; Successors.
(a)
This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, successors, assigns and legal representatives.
(b)
This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.
(c)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
11.
Withholding. All payments to be made to Executive hereunder shall be subject to all applicable required withholding of Federal, state, local and foreign taxes, including income and employment taxes.
12.
Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight delivery service requiring acknowledgement of receipt, addressed as follows:

If to Executive:	[NAME]

[Address]
If to the Company:	Martin Marietta Materials, Inc.
4123 Parklake Avenue
Raleigh, North Carolina 27612 Attention: Executive Vice President, General Counsel and Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

13.
Representations. Executive represents, warrants and covenants that: (a) Executive has the full right, title and authority to enter into this Agreement and perform Executive’s obligations hereunder; and (b) Executive has not granted, nor will grant, any right, and will not do any act or enter into any agreement or understanding whatsoever which may or will prevent, impair or hinder the full performance of Executive’s obligations hereunder.
14.
Amendment. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.
15.
No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.
16.
Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
17.
Governing Law. Executive acknowledges and agrees that the Company has significant business operations in Texas, which are reasonably related to the Executive’s duties and obligations under this Agreement. This Agreement and any disputes arising hereunder or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.
18.
Jurisdiction.
(a)
Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the state courts of Dallas County, Texas and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court. The parties agree not to commence any action arising out of or relating to this Agreement in a forum other than the forum described in this Section 18(a).
(b)
Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 18(b).
19.
Costs of Proceedings. The prevailing party is entitled from the other party to all its costs, legal, accounting and other fees and all other expenses associated with enforcing its rights under Section 6 of this Agreement.
20.
Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.
21.
Construction. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

22.
Section 409A.
(a)
It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)
Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its subsidiaries or affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its subsidiaries or affiliates.
(c)
If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under the Company Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon his separation from service (within the meaning of Section 409A).
(d)
For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(e)
Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to Executive under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of this Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(f)
Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In the event that either Executive or the Company determines that any provision of this Agreement does not comply with Section 409A, Executive and the Company shall work together in good faith to amend the Agreement or make any necessary corrections in order to comply with Section 409A. In any case, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for his account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any of its subsidiaries and affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties. The Company makes no representations concerning the tax consequences of Executive’s participation in this Agreement under Section 409A or any other Federal, state or local tax law.

[Signatures to Employment Agreement on Following Page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Martin Marietta Materials, Inc.

By: _______________________
Name: _____________________
Title: ______________________

____________________________
[Name]

Exhibit A

RELEASE

Pursuant to the terms of the Employment Agreement (the “Employment Agreement”) effective as of ______________, between Martin Marietta Materials, Inc. (the “Company”) and ______________ (“Executive”), and in exchange for the payments and benefits provided under Section 5 of the Employment Agreement, Executive, for himself, his family, his attorneys, agents, heirs and personal representatives, hereby releases and discharges the Company, as well as all of its past, present and future shareholders, parents, subsidiaries, affiliates, agents, directors, officers, employees, representatives, principals, attorneys, insurers, predecessors, successors and all persons acting by, through, under or in concert with the Company and any other parent or subsidiaries (collectively referred to as the “Released Parties”), from any and all non-statutory claims, obligations, debts, liabilities, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages whatsoever of every name and nature, known and unknown, which Executive ever had, or now has, against the Released Parties to the date of this Release, both in law and equity, arising out of or in any way related to Executive’s employment with the Company and its affiliates or the termination of that employment, including any claims that Executive is entitled to any compensation or benefits from any Released Party, other than as specifically set forth in Section 5 of the Employment Agreement. The claims Executive releases include, but are not limited to, claims that the Released Parties:

(a)
discriminated against or harassed Executive on the basis of race, color, sex, national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, genetic information, source of income, entitlement to benefits, union activities, age or any other claim or right Executive may have under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or Executive orders;
(b)
failed to give proper notice of this employment termination under the Worker Adjustment and Retraining Notification Act, or any similar state or local statute or ordinance;
(c)
violated any other federal, state or local employment statute, such as the Employee Retirement Income Security Act of 1974, as amended, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act; the Occupational Safety and Health Act; and any other federal, state or local laws relating to employment;
(d)
violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties;

(e)
violated public policy or common law, including claims for personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel; or
(f)
are in any way obligated for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages and/or interest.

Notwithstanding the forgoing, Executive is not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws, (b) any claim for rights as an insured under any director’s and officer’s liability insurance policy now or previously in force) or for indemnification under the by-laws of the Company, the North Carolina Business Corporation Act or any indemnification agreement between Executive and the Company, (c) any claim or right for vested benefits under any retirement plan of the Company and its subsidiaries and affiliates or (d) any claim or right which by law cannot be waived, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”). Except for whistleblower claims presented to the Securities and Exchange Commission (“SEC”) and except as otherwise prohibited by federal, state, or local laws, Executive waives the right to recover money if any federal, state or local government agency, including but not limited to the EEOC, pursues a claim on Executive’s behalf or on behalf of a class to which Executive may belong that arises out of or relates to Executive’s employment or severance from employment. In addition, this Release does not constitute a waiver or release of any of Executive’s rights to payments or benefits pursuant to Section 5 of the Employment Agreement.

For the purpose of giving a full and complete release, Executive understands and agrees that this Release includes all claims that Executive may now have but does not know or suspect to exist in Executive’s favor against the Released Parties, and that this Release extinguishes those claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause Executive to waive or release rights or claims that may arise after the date this Release is executed.

Acknowledgments.

Executive affirms that Executive has fully reviewed the terms of this Agreement, affirms that Executive understand its terms and states that Executive is entering into this Agreement knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist, that arise out of Executive’s employment with the Company or Executive’s termination of employment.

Executive acknowledges that Executive has had at least 45 days to consider this Agreement thoroughly and has been specifically advised to consult with an attorney, if he wishes, before he signs below.

If Executive signs and returns this Agreement before the end of the 45-day period, Executive certifies that his acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage Executive to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 45-day period expires, or by providing different terms to other employees who sign the release before such time period expires.

Executive understands that he may revoke this Agreement within seven days after he signs it. Executive’s revocation must be in writing and submitted within the seven-day period.

If Executive does not revoke this Agreement within the seven-day period, it becomes effective and irrevocable. Executive further understands that if he revokes this Agreement, Executive will not be eligible to receive the payments and benefits covered in Section 5 of the Employment Agreement that are dependent on signing and not revoking this Agreement.

Executive acknowledges that, before signing this Agreement, Executive has (i) received certain information about eligibility for the payments and benefits available under this Agreement and (ii) had at least 45 days to consider this information before signing this Agreement.

Executive acknowledges that he must comply with all post-termination obligations as set forth in his Employment Agreement, and the Company is relying on Executive’s acknowledgement in entering this Agreement.

Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which Executive was already entitled. The Company has advised Executive that it is in Executive’s best interest to consult with an attorney prior to executing this Release.

By:
[Name]